                                 Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS FULL YEAR 2011 ADJUSTED EPS OF $1.15

FOOTHILL RANCH, Calif. - February 13, 2012 - Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its consolidated financial operating results for the three- and twelve-month period ended December 31, 2011.

"We are pleased with our fourth quarter and 2011 consolidated operating results which reflect an outstanding effort by our operations and administrative support teams who have continued to focus on high quality patient care while navigating through dramatic changes to Medicare. We have been able to see results from our mitigation efforts more rapidly than we expected, which is reflected in our operating results for the fourth quarter of 2011,” said Boyd Hendrickson, Chairman and Chief Executive Officer of Skilled Healthcare Group, Inc. “I am also delighted to report that our consolidated cash flows from operations for the twelve months ended December 31, 2011 were a strong $99.4 million. This enabled us to reduce our outstanding debt by $44.5 million, invest $40.3 million in acquisitions and other capital expenditures, and increase cash by $11.8 million when compared to the end of 2010."

Fourth Quarter 2011 Results
Revenue for the quarter ended December 31, 2011 was $214.4 million, a decrease of 2.9 percent when compared to $220.7 million in the fourth quarter of 2010. Skilled Mix1 decreased 50 basis points to 22.0 percent in the fourth quarter of 2011 from 22.5 percent in the fourth quarter of 2010. Quality mix2 in the fourth quarter of 2011 increased 70 basis points to 69.8 percent, compared to 69.1 percent in the prior year period.

Adjusted EBITDA3 was $26.7 million, or 12.5 percent of revenue, for the quarter ended December 31, 2011, a decrease of 22.1 percent compared to $34.3 million, or 15.5 percent of revenue, in the same period a year ago. Adjusted EBITDAR4 was $31.6 million, or 14.7 percent of revenue, for the quarter ended December 31, 2011, a decrease of 19.2 percent compared to $39.1 million, or 17.7 percent of revenue, for the quarter ended December 31, 2010.

Adjusted net income5 for the quarter ended December 31, 2011, which excludes certain items as described in the Adjusted Net Income Reconciliation table at the end of this press release, totaled $6.9 million, a decrease of 39.8 percent compared to adjusted net income of $11.5 million for the fourth quarter of 2010.

Adjusted net income per diluted share was $0.19 for the quarter ended December 31, 2011, a decrease of 38.7 percent compared to adjusted net income per diluted share of $0.31 for the same period in 2010.

Net income for the three-months ended December 31, 2011 was $6.9 million, or $0.19 per diluted share, as compared to $10.8 million, or $0.29 per diluted share, for the same period of 2010.

Long-Term Care Services Segment
Revenue for our long-term care services segment in the quarter ended December 31, 2011 was $165.8 million, a decrease of $16.8 million, or 9.2 percent, as compared to $182.6 million for the same period a year ago. Revenue for this segment represented 77.3 percent of total revenue in the fourth quarter of 2011, compared to 82.7 percent of total revenue in the fourth quarter of 2010.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $23.7 million for the quarter ended December 31, 2011, an increase of $4.2 million compared to the same period a year ago. Third-party rehabilitation therapy accounted for 11.1 percent of total revenue in the fourth quarter of 2011, compared to 8.8 percent of total revenue in the fourth quarter of 2010.

Hospice and Home Health Care Services Segment
Revenue for Signature Hospice and Home Health Care, our hospice and home health care services segment, was $24.9 million in the fourth quarter of 2011, an increase of $6.2 million, or 33.2 percent, compared to $18.7 million in the fourth quarter of 2010. Average daily hospice census grew to 1,330 for the three-months ended December 31, 2011 from 992 for the three-months ended December 31, 2010, an increase of 34.1 percent. The increase in census was due in part to our October 2011 acquisition of two hospice companies. Signature's revenue represented 11.6 percent of total revenue in the fourth quarter of 2011, compared to 8.5 percent of total revenue in the fourth quarter of 2010.

Full Year 2011 Results
Revenue for the twelve-months ended December 31, 2011 was $869.7 million, an increase of 6.0 percent as compared to $820.2 million for the twelve-months ended December 31, 2010. Skilled Mix increased 50 basis points to 23.2 percent in 2011 from 22.7 percent in 2010. Quality mix in 2011 increased 250 basis points to 70.8 percent, compared to 68.3 percent in the prior year period.

Adjusted EBITDA was $131.3 million, or 15.1 percent of revenue, for 2011, an increase of 8.1 percent compared to $121.5 million, or 14.8 percent of revenue, in the same period a year ago. Adjusted EBITDAR was $149.7 million, or 17.2 percent of revenue, for 2011, up 6.5 percent from $140.6 million, or 17.1 percent of revenue, for 2010.

Adjusted net income for 2011, which excludes certain items as described in the Adjusted Net Income Reconciliation table at the end of this press release, totaled $42.8 million, up 10.9 percent compared to the adjusted net income of $38.6 million for 2010.

Adjusted net income per diluted share was $1.15 for 2011, up 10.6 percent from $1.04 for 2010.

Net loss for 2011 was $203.3 million, or $5.47 per share, as compared to a net loss of $1.0 million, or $0.03 per share, in 2010.

Long-Term Care Services Segment
Revenue for our long-term care services segment in 2011, was $693.6 million, a decrease of $0.8 million, or 0.1 percent, compared to the same period a year ago. Revenue for this segment represented 79.8 percent of total revenue in 2011, compared to 84.7 percent of total revenue in 2010.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $92.8 million for 2011, an increase of $18.7 million, or 25.2 percent, compared to the same period a year ago. Rehabilitation therapy revenue from facilities owned by unaffiliated operators accounted for 10.7 percent of total revenue in 2011, compared to 9.0 percent of total revenue in 2010.

Hospice and Home Health Care Services Segment
Revenue for Signature Hospice and Home Health Care, our hospice and home health care services segment, was $83.3 million in 2011, compared to $51.7 million in 2010. Average daily hospice census grew to 1,269 for 2011 from 955 for 2010, an increase of 32.9 percent. The increases were due in part to our acquisition of nine hospice and home health companies in May 2010, a home care company in July 2011 and two hospice companies in October 2011. Signature's revenue represented 9.5 percent of total revenue in 2011, compared to 6.3 percent of total revenue in 2010.

2012 Guidance
Skilled Healthcare Group, Inc. expects full year 2012 consolidated revenue to be between $865.0 million and $880.0 million, EBITDA to be in the range of $112.2 million to $115.9 million, EBITDAR to be in the range of $131.5 million to $135.2 million and net income per common diluted share to be between $0.78 and $0.85. This guidance assumes the following:

•	Market basket increase of 2 percent in Medicare beginning October 1, 2012.

•	No Medicaid rate changes for Medicaid's fiscal 2013.

•	2012 capital expenditures of approximately $20 million.

•	Average interest rate on outstanding debt of approximately eight percent.

•	An effective tax rate of 39 percent.

•	Guidance does not include additional acquisitions, refinancings, developments or divestitures.

Conference Call
A conference call and webcast will be held tomorrow, Tuesday, February 14th, at 9:00 a.m. Pacific Time (12:00 noon Eastern Time) to discuss Skilled Healthcare Group's consolidated financial results for the fourth quarter and full year 2011 and its outlook for the full year 2012.

To participate in the call, interested parties may dial (800) 847-9525 and reference conference ID 46465874. Alternatively, interested parties may access the call in listen-only mode at www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 noon Pacific Time at www.skilledhealthcaregroup.com.

About Skilled Healthcare Group, Inc.
Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $870 million and approximately 13,800 employees as of December 31, 2011. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the "Company," operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nebraska, Nevada, New Mexico and Texas, including 74 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 23 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Montana, New Mexico and Nevada. The Company leases 5 skilled nursing facilities in California to an unaffiliated third party operator. References made in this release to "Skilled Healthcare," "the Company," "we," "us" and "our" refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at www.skilledhealthcaregroup.com.

Footnotes

(1)
Skilled mix represents the number of Medicare and non-Medicaid managed care patient days at Skilled Healthcare Group's affiliated skilled nursing facilities divided by the total number of patient days at Skilled Healthcare Group's affiliated skilled nursing facilities for any given period.

(2)	Quality mix represents non-Medicaid revenue as a percentage of total revenue.

(3)
Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income that are reflected in the Reconciliation of Net Loss to EBITDA, Adjusted EBITDA and Adjusted EBITDAR in this press release. EBITDA is net income before depreciation, amortization and interest expense (net of interest income) and the provision for income taxes. EBITDAR is EBITDA excluding facility rent expense.

(4)	Adjusted EBITDAR is Adjusted EBITDA excluding facility rent expense as reflected in the Reconciliation of Net Loss to EBITDA, Adjusted EBITDA and Adjusted EBITDAR table in this press release.

(5)	Adjusted net income reflects the non-GAAP adjustments to loss from continuing operations that are reflected in the Adjusted Net Income Reconciliation table in this press release.

Forward-Looking Statements
This release includes "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. They include statements about Skilled Healthcare's expectations for 2012 full year consolidated revenue, EBITDA, EBITDAR and net income per common share. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Audited)
Revenue:
Net patient service revenue	$213,675	$220,749	$867,462	$820,238
Lease facility revenue	746	—	2,239	—
	214,421	220,749	869,701	820,238
Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization show below)	177,021	175,224	697,279	657,515
Rent cost of revenue	4,869	4,829	18,399	19,038
General and administrative	6,177	7,037	25,730	25,516
Litigation settlement costs, (net of recoveries)	—	—	(4,488)	53,505
Depreciation and amortization	6,193	6,806	25,229	25,047
Impairment of long-lived assets	—	—	270,478	—
	194,260	193,896	1,032,627	780,621

Other (expenses) income:
Interest expense	(9,675)	(10,487)	(38,994)	(37,021)
Interest income	161	263	714	947
Other (expense) income	(22)	1,744	(499)	2,332
Equity in earnings of joint venture	372	345	1,955	2,566
Debt retirement costs	—	—	—	(7,010)
Total other (expenses), net	(9,164)	(8,135)	(36,824)	(38,186)
Income (loss) before provision for income taxes	10,997	18,718	(199,750)	1,431
Provision for income taxes	4,067	7,878	3,516	2,472
Net income (loss)	$6,930	$10,840	$(203,266)	$(1,041)

Earnings (loss) per share, basic	$0.19	$0.29	$(5.47)	$(0.03)
Earnings (loss) per share, diluted	$0.19	$0.29	(5.47)	$(0.03)
Weighted-average common shares outstanding, basic	37,179	37,010	37,145	36,988
Weighted-average common shares outstanding, diluted	37,285	37,150	37,145	36,988

Skilled Healthcare Group, Inc.
Condensed Consolidated Balance Sheet and Cash Flow Data
(In thousands)
(Audited)

	December 31, 2011	December 31, 2010
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$16,017	$4,192
Other current assets	127,314	146,338
Property and equipment and leased facility assets, net	386,294	387,322
Goodwill	84,299	332,724
Other assets	81,076	73,714
Total assets	$695,000	$944,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt	$93,964	$92,002
Current portion of long-term debt	4,414	5,742
Other long-term liabilities	48,340	54,745
Long-term debt, less current portion	471,069	514,221
Stockholders’ equity	77,213	277,580
Total liabilities and stockholders’ equity	$695,000	$944,290

	Twelve Months Ended December 31,
	2011	2010
Cash Flows from Continuing Operations
Net cash provided by operating activities	$99,380	$35,391
Net cash used in investing activities	(39,917)	(76,405)
Net cash (used in) provided by financing activities	(47,638)	41,678
Increase in cash and cash equivalents	11,825	664
Cash and cash equivalents at beginning of period	4,192	3,528
Cash and cash equivalents at end of period	$16,017	$4,192

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)

The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Occupancy statistics (skilled nursing
facilities):
Available beds in service at end of period	8,809	9,156	8,809	9,156
Available patient days	811,377	862,776	3,249,449	3,391,343
Actual patient days	673,330	710,668	2,698,994	2,819,609
Occupancy percentage	83.0%	82.4%	83.1%	83.1%
Skilled mix	22.0%	22.5%	23.2%	22.7%
Average daily number of patients	7,319	7,725	7,395	7,725

Hospice average daily census	1,330	992	1,269	955
Home health episodic-based admissions	1,723	956	5,239	2,472
Home health episodic-based recertifications	322	169	885	453

EBITDA (in thousands)	$26,704	$35,748	$(136,241)	$62,552
Adjusted EBITDA (in thousands)	$26,704	$34,267	$131,310	$121,524
Adjusted EBITDA margin	12.5%	15.5%	15.1%	14.8%
Adjusted EBITDAR (in thousands)	$31,574	$39,096	$149,709	$140,562
Adjusted EBITDAR margin	14.7%	17.7%	17.2%	17.1%

Revenue per patient day (skilled nursing facilities prior to intercompany eliminations)
LTC only Medicare (Part A)	$505	$573	$558	$515
Medicare blended rate (Part A & B)	571	635	619	578
Managed care	381	387	386	379
Medicaid	156	156	154	151
Private and other	179	169	178	169
Weighted-average for all	$236	$247	$247	$237

Revenue from (total company):
Medicare	35.1%	38.8%	37.5%	37.1%
Managed care, private pay, and other	34.7	30.3	33.3	31.2
Quality mix	69.8	69.1	70.8	68.3
Medicaid	30.2	30.9	29.2	31.7
Total	100.0%	100.0%	100.0%	100.0%

Skilled Healthcare Group, Inc.
Facility Ownership
(Unaudited)

	As of December 31,
	2011	2010
Facilities:
Skilled nursing facilities operated:
Owned	52	57
Leased	22	21
Total skilled nursing facilities operated	74	78
Total licensed beds	9,183	9,566
Skilled nursing facilities leased to unaffiliated third party operator	5	—
Assisted living facilities
Owned	21	20
Leased	2	2
Total assisted living facilities	23	22
Total licensed beds	1,312	1,264
Total facilities	102	100
Percentage owned facilities	76.5%	77.0%

Skilled Healthcare Group, Inc.
Reconciliation of Net Income (Loss) to EBITDA, Adjusted EBITDA and Adjusted EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income (loss)	$6,930	$10,840	$(203,266)	$(1,041)
Interest expense, net of interest income	9,514	10,224	38,280	36,074
Provision for income taxes	4,067	7,878	3,516	2,472
Depreciation and amortization expense	6,193	6,806	25,229	25,047
EBITDA	26,704	35,748	(136,241)	62,552
(Gain) loss on disposal of asset	—	(1,781)	290	(2,243)
Impairment of long-lived assets	—	—	270,478	—
Litigation settlement cost, net of recoveries	—	—	(4,488)	53,505
Expenses related to the exploration of strategic alternatives	—	—	716	—
Exit costs related to Northern California divestiture	—	—	820	—
Recovery of expenses related to Westside divestiture	—	—	(265)	—
Debt retirement costs	—	—	—	7,010
Acquisition costs	—	300	—	700
Adjusted EBITDA	26,704	34,267	131,310	121,524
Rent cost of revenue	4,869	4,829	18,399	19,038
Adjusted EBITDAR	$31,573	$39,096	$149,709	$140,562

Skilled Healthcare Group, Inc.
Reconciliation of Net Income (Loss) From Continuing Operations to Adjusted Net Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Income (loss) from continuing operations	$10,997	$18,718	$(199,750)	$1,431
(Gain) loss on disposal of asset	—	(1,781)	290	(2,243)
Impairment of long-lived assets	—	—	270,478	—
Litigation settlement cost, net of recoveries	—	—	(4,488)	53,505
Expenses related to the exploration of strategic alternatives	—	—	716	—
Exit costs related to Northern California divestiture	—	—	820	—
Recovery of expenses related to Westside divestiture	—	—	(265)	—
Debt retirement costs	—	—	—	7,010
Acquisition costs	—	300	—	700
Adjusted income before provision for income taxes	10,997	17,237	67,801	60,403
Provision for income taxes	4,067	5,730	25,419	21,822
Add back tax credit valuation allowance related to Northern California divestiture	—	—	(388)	—
Adjusted net income	$6,930	$11,507	$42,770	$38,581

Weighted-average common shares outstanding, diluted	37,285	37,150	37,353	37,160
Adjusted net income per share, diluted	$0.19	$0.31	$1.15	$1.04
Effective tax rate	37.0%	33.2%	37.5%	36.1%

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR
Year Ending December 31, 2012
(In millions, except per share data)
(Unaudited)

	Outlook
	Low	High
Net income guidance	$29.3	$32.0
Interest expense, net of interest income	37.4	37.1
Provision for income taxes	18.7	20.5
Depreciation and amortization expense	26.8	26.3
EBITDA guidance	112.2	115.9
Rent cost of revenue	19.3	19.3
EBITDAR guidance	$131.5	$135.2

Diluted earnings per share	$0.78	$0.85

Weighted-average common shares outstanding, diluted	37.6	37.6

We believe that a report of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, analyzing year-over-year trends as described below and to compare our operating performance to that of our competitors.

Management uses adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on a consolidated and segment level. Segment management uses these metrics to measure performance on a facility-by-facility level. We typically use adjusted net income per share, Adjusted EBITDA and Adjusted EBITDAR for these purposes on a consolidated basis as the adjustments to adjusted net income per share, EBITDA and EBITDAR are not generally allocable to any individual business unit and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments. EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense (net of interest income), income taxes, depreciation and amortization expense, rent cost of revenue (in the case of EBITDAR and Adjusted EBITDAR) and special charges, which may vary from business unit to business unit and period-to-period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides a meaningful and consistent comparison of our underlying businesses and facilities between periods by eliminating certain items required by U.S. GAAP which have little or no significance to their day-to-day operations.

The use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures has certain limitations. Our presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR or other non-GAAP financial measures may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA or Adjusted EBITDAR. Each of these items should also be considered in the overall evaluation of our results. Additionally, adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, capital expenditures and other items both in our reconciliations to the U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and certain other non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with U.S. GAAP. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by U.S. GAAP, nor should these measures be relied upon to the exclusion of U.S. GAAP financial measures. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our U.S. GAAP results and the reconciliations to the corresponding U.S. GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. You are strongly encouraged to review our financial information in its entirety and not to rely on any single financial measure.

Investor Contact:
Skilled Healthcare Group, Inc.
Dev Ghose or Chris Felfe
(949) 282-5800